Filed Pursuant to Rule 433

Registration Nos. 333-183052,

333-183052-01, and 333-183052-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 6, 2014

Issuer:  NextEra Energy Capital Holdings, Inc.

Designation:	2.700% Debentures, Series due September 15, 2019
Registration Format:	SEC Registered
Principal Amount:	$350,000,000
Date of Maturity:	September 15, 2019
Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, beginning September 15, 2014
Coupon Rate:	2.700%
Price to Public:	100.000% of the principal amount thereof
Benchmark Treasury:	1.500% due February 28, 2019
Benchmark Treasury Yield:	1.570%
Spread to Benchmark
Treasury Yield:	113 basis points
Reoffer Yield:	2.700%
Trade Date:	March 6, 2014
Settlement Date:	March 11, 2014
CUSIP / ISIN Number:	65339K AK6 / US65339KAK60
Redemption:

Redeemable at any time prior to August 15, 2019, at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 20 basis points; and redeemable at any time on or after August 15, 2019, at 100% of the principal amount plus accrued and unpaid interest.

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.

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* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated March 6, 2014.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.